Exhibit 10.1

SPONSOR SUPPORT AGREEMENT

This Sponsor Support Agreement (this “Sponsor Agreement”) is dated as of February 10, 2021 by and among Nebula Caravel Holdings, LLC, a Delaware limited liability company (the “Sponsor”), the other Persons set forth on Schedule I hereto (together with the Sponsor, each, a “Sponsor Party” and, together, the “Sponsor Parties”), Nebula Caravel Acquisition Corp., a Delaware corporation (“Parent”), and A Place for Rover, Inc. d/b/a Rover, a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, as of the date hereof, the Sponsor Parties collectively are the holders of record and the “beneficial owners” (within the meaning of Rule 13d-3 under the Exchange Act) of 6,875,000 shares of Parent B Common Stock (such shares, the “Subject Shares”) and 5,166,667 Parent Private Placement Warrants (such warrants, the “Subject Warrants”) in the aggregate as set forth on Schedule I attached hereto;

WHEREAS, concurrently with the execution and delivery of this Sponsor Agreement, Parent, Fetch Merger Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent (“Merger Sub”), and the Company, are entering into a Business Combination Agreement and Plan of Merger (as amended, restated, modified or supplemented from time to time, the “Merger Agreement”), dated as of the date hereof, pursuant to which, among other transactions, Merger Sub shall merge with and into the Company, with the Company continuing on as the surviving entity on the terms and conditions set forth therein; and

WHEREAS, as an inducement to Parent and the Company to enter into the Merger Agreement and to consummate the transactions contemplated thereby, the parties hereto desire to agree to certain matters as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

SPONSOR SUPPORT AGREEMENT; COVENANTS

1.1 Binding Effect of Merger Agreement. Each Sponsor Party hereby acknowledges that it has read the Merger Agreement and this Sponsor Agreement and has had the opportunity to consult with its tax and legal advisors. Each Sponsor Party shall be bound by and comply with Sections 6.6 (No Solicitation by Parent) and 9.12 (Publicity) of the Merger Agreement (and any relevant definitions contained in any such Sections) as if such Sponsor Party was an original signatory to the Merger Agreement with respect to such provisions. Each Sponsor Party agrees to take all necessary action (to the extent such action is not prohibited by applicable Law and within such Sponsor Party’s control) to cause the Board of Directors of Parent to be reconstituted and comprised of the members described in Section 6.12 of the Merger Agreement immediately following the Effective Time.

1.2 No Transfer. During the period commencing on the date hereof and ending on the earlier of (a) the Effective Time and (b) such date and time as the Merger Agreement shall be terminated in accordance with Section 8.1 thereof (the earlier of (a) and (b), the “Expiration Time”), each Sponsor Party shall not, directly or indirectly, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC (other than the Proxy Statement/Registration Statement) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any shares of Parent Common Stock (“Parent Common Shares”) or Parent Warrants owned by such Sponsor Party, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any shares of Parent Common Shares or Parent Warrants owned by such Sponsor Party or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) (clauses (i), (ii) and (iii) collectively, a “Transfer”).

1.3 New Shares. In the event that (a) any Parent Common Shares, Parent Warrants or other Parent Securities are issued to a Sponsor Party after the date of this Sponsor Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of Parent Common Shares or Parent Warrants of, on or affecting the Parent Common Shares or Parent Warrants owned by such Sponsor Party, (b) a Sponsor Party purchases or otherwise acquires beneficial ownership of any Parent Common Shares, Parent Warrants or other Parent Securities after the date of this Sponsor Agreement and prior to the Closing, or (c) a Sponsor Party acquires the right to vote or share in the voting of any Parent Common Shares or other Parent after the date of this Sponsor Agreement (such Parent Common Shares, Parent Warrants or other Parent, collectively the “New Securities”), then such New Securities acquired or purchased by such Sponsor Party shall be subject to the terms of this Sponsor Agreement (other than the provisions of Section 1.9, which, for the avoidance of doubt, shall only apply to Subject Shares and Subject Warrants) to the same extent as if they constituted the Parent Common Shares or Parent Warrants owned by such Sponsor Party as of the date hereof. For purposes of this Agreement, “Parent Securities” means (i) any outstanding shares of capital stock of, or other equity or voting interest in, the Parent, (ii) any outstanding securities of Parent or any of its Subsidiaries convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, Parent or any of its Subsidiaries, (iii) any outstanding options, warrants, rights or other commitments or agreements to acquire from Parent or any of its Subsidiaries, or that obligate Parent or any of its Subsidiaries to issue or register, or that restrict the transfer or voting of, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, Parent or any of its Subsidiaries, (iv) any obligations of Parent or any of its Subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interest (including any voting debt) in, Parent or any of its Subsidiaries.

1.4 Closing Date Deliverables. On the Closing Date, (a) each of the Sponsor and each other Sponsor Party that holds Subject Shares shall deliver to Parent and the Company a duly executed copy of that certain Investor Rights Agreement, by and among Parent, the Company, the Sponsor, certain of the Company’s stockholders or their respective Affiliates, as applicable, and the other parties thereto, in substantially the form attached as Exhibit C to the Merger Agreement (b) each Sponsor Party shall deliver to Parent and the Company a duly executed copy of that certain Lock-Up Agreement, by and among Parent, the Company, the Sponsor, certain of the Company’s stockholders or their respective affiliates, as applicable, and the other parties thereto, in substantially the form attached as Exhibit D to the Merger Agreement.

1.5 Sponsor Agreements.

(a) From the date hereof until the Expiration Time, each Sponsor Party hereby unconditionally and irrevocably agrees that, at any meeting of the stockholders of Parent, however called, or at any adjournment thereof, or in any other circumstance in which the vote, consent or other approval of the stockholders of Parent is sought, each Sponsor Party shall (i) appear at each such meeting or otherwise cause all of its Parent Common Shares to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, in person or by proxy, all of its Parent Common Shares:

(i) in favor of each Transaction Proposal;

(ii) against any Business Combination Proposal or any proposal relating to a Business Combination Proposal (in each case, other than the Transaction Proposals);

(iii) against any merger agreement, merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Parent (other than the Merger Agreement and the transactions contemplated thereby);

(iv) against any change in the business, management or Board of Directors of Parent (other than in connection with the Transaction Proposals); and

(v) against any proposal, action or agreement that would (A) impede, frustrate, prevent or nullify any provision of this Agreement, the Merger Agreement, any Ancillary Agreement or the Merger, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of Parent or the Merger Sub under the Merger Agreement or any Ancillary Agreement, (C) result in any of the conditions set forth in Article VII of the Merger Agreement not being fulfilled or (D) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, Parent or any other Parent Securities (except in connection with the Merger Agreement and the transactions contemplated thereby).

Each Sponsor Party hereby agrees that it shall not commit or agree to take any action inconsistent with the foregoing.

(b) Each Sponsor Party shall comply with, and fully perform all of its obligations, covenants and agreements set forth in, that certain Letter Agreement, dated as of December 8, 2020, by and among the Sponsor Parties, Parent and certain other parties thereto (the “Voting Letter Agreement”), including, without limitation, the obligations of the Sponsor Parties pursuant to Section 1 therein to not redeem any Parent Common Shares owned by such Sponsor Party in connection with the transactions contemplated by the Merger Agreement.

(c) During the period commencing on the date hereof and ending on the Expiration Time, each Sponsor Party shall not modify or amend any Contract (other than the Sponsor Backstop Subscription Agreement, which shall be subject to the provisions of Section 6.19 of the Merger Agreement) between or among such Sponsor Party, anyone related by blood, marriage or adoption to such Sponsor Party or any Affiliate of such Sponsor Party (other than Parent or any of its Subsidiaries), on the one hand, and Parent or any of Parent’s Subsidiaries, on the other hand, including, for the avoidance of doubt, the Voting Letter Agreement, without the prior written consent of the Company.

1.6 Additional Agreements. Parent and each Sponsor party hereby irrevocably and unconditionally agree that, if any amounts outstanding under any Working Capital Loan are extended to Parent or any Subsidiary of Parent by any Sponsor Party as of the Closing, then notwithstanding the terms of any promissory note or other document evidencing such Working Capital Loan or any other Contract to which Parent or Sponsor is bound, Parent shall repay such outstanding amounts to such Sponsor Parties at the Closing solely in cash, and such Sponsor Party shall not require any portion of such repayment to occur in the form of Parent Securities.

1.7 Further Assurances. Each Sponsor Party shall execute and deliver, or cause to be delivered, such additional documents, and take, or cause to be taken, all such further actions and do, or cause to be done, all things reasonably necessary (including under applicable Laws), to effect the actions required to consummate the Mergers and the other transactions contemplated by this Agreement and the Merger Agreement, in each case, on the terms and subject to the conditions set forth therein and herein, as applicable.

1.8 No Inconsistent Agreement. Each Sponsor Party hereby represents and covenants that such Sponsor Party has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of such Sponsor Party’s obligations hereunder.

1.9 Vesting and Forfeiture Provisions.

(a) No Transfer of Subject Shares. Each Sponsor Party agrees that, on the Closing Date, all of the Subject Shares (and not, for the avoidance of doubt, any other Parent Common Shares acquired or purchased by such Sponsor Party, whether pursuant to the Sponsor Backstop Subscription Agreement, or otherwise) held of record by such Sponsor Party as of the Closing shall be subject to the vesting and forfeiture provisions set forth in this Section 1.9. Each Sponsor Party agrees that it shall not directly or indirectly Transfer any Subject Shares held of record by such Sponsor Party prior to the date such Subject Shares become vested pursuant to this Section 1.9.

(b) Vesting and Forfeiture of Subject Shares.

(i) In the event (x) there are no Parent Stockholder Redemptions or (y) no Backstop Shares (as defined in the Sponsor Backstop Subscription Agreement) are purchased at the Closing pursuant to the Sponsor Backstop Subscription Agreement, the Subject Shares held of record by each Sponsor Party shall vest and no longer be subject to forfeiture as follows:

(A)	40% of such Subject Shares (i.e., 2,750,000 Subject Shares held of record in the aggregate by all Sponsor Parties at the Closing) shall vest upon the occurrence of a Triggering Event I;

(B)	40% of such Subject Shares (i.e., 2,750,000 Subject Shares held of record in the aggregate by all Sponsor Parties at the Closing) shall vest upon the occurrence of a Triggering Event II; and

(C)	20% of such Subject Shares (i.e., 1,375,000 Subject Shares held of record in the aggregate by all Sponsor Parties at the Closing) shall vest upon the occurrence of a Triggering Event III.

(ii) In the event the Sponsor Backstop Amount is greater than zero (0), the Subject Shares held of record by each Sponsor Party shall vest or forfeit as follows:

(A)

a number of such Subject Shares equal to the product of (x) 50% multiplied by (y) the quotient of (1) the Sponsor Backstop Amount divided by (2) $50,000,000, shall vest and no longer be subject to forfeiture (except pursuant to Section 1.9(b)(iii)) at the Closing (provided, that such number shall be capped at (A) 50% of the Subject Shares held of record by such Sponsor Party at the Closing and (B) 3,437,500 Subject Shares held of record in the aggregate by all Sponsor Parties at the Closing);

(B)

to the extent the Parent Stockholder Redemption Amount is greater than the Sponsor Backstop Amount, (such difference, capped at a maximum amount of $200,000,000, the “Excess Amount”), a number of such Subject Shares equal to the product of (x) 50% multiplied by (y) the quotient of (1) the Excess Amount divided by (2) $200,000,000, shall not vest and shall be forfeited as of immediately prior to the Closing as provided in Section 1.9(d) below (provided, that such number shall be capped at (A) 50% of the Subject Shares held of record by such Sponsor Party at the Closing and (B) 3,437,500 Subject Shares held of record in the aggregate by all Sponsor Parties at the Closing); and

(C)

with respect to any Subject Shares that do not vest in accordance with Section 1.9(b)(ii)(A) or are not forfeited in accordance with Section 1.9(b)(ii)(B) (such shares, the “Remaining Subject Shares”) shall vest and no longer be subject to forfeiture as follows:

(1)	40% of the Remaining Subject Shares shall vest upon the occurrence of a Triggering Event I;

(2)	40% of the Remaining Subject Shares shall vest upon the occurrence of a Triggering Event II; and

(3)	20% of the Remaining Subject Shares shall vest upon the occurrence of a Triggering Event III.

(iii) In the event that, at the Closing, the Unpaid Parent Expenses exceed the sum of (x) the Additional Parent Cash, plus (y) $20,000,000 (the amount of such excess, the “Expenses Excess Amount”), then a number of Subject Shares in the aggregate equal to the quotient of (i) the Expenses Excess Amount divided by (ii) $10.00 (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to Parent Common Stock occurring prior to the Effective Time) shall be forfeited as of immediately prior to the Closing as provided in Section 1.9(d) below, with each Sponsor Party bearing its pro rata amount (based on the number of Subject Shares held of record by such Sponsor Party relative to the number of Subject Shares held of record by all the Sponsor Parties) of such forfeiture; provided, that (x) any such forfeiture shall be applied first from the Remaining Subject Shares, and the balance of such forfeiture shall be applied to the Subject Shares vested pursuant to Section 1.9(b)(ii)(A) and (y) before any such forfeiture shall be applied, the Sponsor and/or the Sponsor Parties shall be permitted to pay such Expenses Excess Amount in cash prior to or concurrently with the Closing without further liability to Parent or any of its Subsidiaries (in which case, the Expenses Excess Amount shall be reduced on a dollar-for-dollar basis by the amount paid or to be paid by Sponsor and/or the Sponsor Parties prior to or concurrently with the Closing).

(iv) For the avoidance of doubt, for all purposes of this Section 1.9, (i) each Triggering Event shall only occur once, if at all and (ii) multiple Triggering Events may occur at the same time. For illustrative purposes only, in the event the Sponsor Backstop Amount is zero (0) and a Triggering Event III occurs (with no previous Triggering Event having occurred), then a Triggering Event I and Triggering Event II shall also have occurred, and 100% of each Sponsor Party’s Subject Shares shall vest upon the occurrence of such Triggering Events. Notwithstanding anything herein to the contrary, if, during the Earn Out Period, there is a Change of Control, then immediately prior to the consummation of such Change of Control: (a) any Triggering Event that has not previously occurred shall be deemed to have occurred; and (b) all unvested Subject Shares shall vest and all Subject Shares shall be eligible to participate in such Change of Control. Notwithstanding anything herein or in the Merger Agreement to the contrary, for all purposes of this Sponsor Agreement, the Parent Stockholder Redemption Amount shall be calculated on the basis that the amount paid with respect to each share of Parent Common Stock in connection with all Parent Stockholder Redemptions is $10.00 (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to Parent Common Stock occurring prior to the Effective Time). Notwithstanding anything in this Section 1.9 to the contrary, references to specific numbers of Subject Shares in this Section 1.9 shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to Parent Common Stock occurring from time to time.

(v) Upon the expiration of the Earn-Out Period, any Subject Shares or Remaining Subject Shares, as applicable, that have not vested as of such time shall be forfeited in accordance with Section 1.9(d).

(c) Forfeiture of Subject Warrants.

(i) The Sponsor shall forfeit 2,166,667 Subject Warrants as of immediately prior to the Closing as provided in Section 1.9(d) below. In addition, if the Excess Amount is greater than zero (0), the Sponsor shall forfeit as of immediately prior to the Closing as provided in Section 1.9(d) below a number of additional Subject Warrants equal to the product of (x) 1,500,000 multiplied by (y) the quotient of (A) the Excess Amount divided by (B) $200,000,000 (provided, that such number shall be capped at 1,500,000 of the Subject Warrants held of record by such Sponsor at the Closing). For purposes of this Agreement, “Remaining Subject Warrants” shall mean any Subject Warrants not forfeited pursuant to this Section 1.9(c)(i).

(ii) Notwithstanding the terms of the Warrant Agreement, dated December 8, 2020, among Parent and American Stock Transfer & Trust Company, LLC, as warrant agent (the “Sponsor Warrant Agreement”), if at any time following the Closing a Triggering Event IV occurs, then Parent shall thereafter be entitled to provide written notice to the Sponsor requiring the Sponsor to exercise not less than all of the Remaining Subject Warrants. Any such exercise shall take place within thirty (30) days of receipt of the written notice from Parent specified in the foregoing sentence and the Subject Warrants shall be exercisable for cash or on a “cashless basis” (at the election of the Sponsor) in accordance with the provisions of the Sponsor Warrant Agreement. For purposes of this Agreement, a “Triggering Event IV” means that the VWAP of Parent Class A Common Stock is, at any time following the Closing, greater than or equal to $18.00 over any twenty (20) Trading Days within any thirty (30) Trading Day period (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to Parent Class A Common Stock occurring on or after the Closing).

(d) Forfeiture Procedures. Notwithstanding the provisions of Section 1.2, Subject Shares and Subject Warrants that are forfeited pursuant to this Section 1.9(d), shall, as of the applicable time, be deemed to have been automatically and irrevocably surrendered, assigned and Transferred by the applicable forfeiting Sponsor Party to Parent without any consideration for such Transfer and Parent shall cancel such shares and/or warrants without any further action or consent of such forfeiting Sponsor Party. Parent and the applicable Sponsor Party shall take all action as reasonably requested by Parent (including by executing and delivering any agreements, instruments, certificates or powers of attorney) in order to effect such forfeiture, and otherwise to reflect the assignment, Transfer and recapture of such shares by Parent, without any consideration, and to vest Parent with full right, title and possession of such shares. Each Sponsor Party agrees that Parent and American Stock Transfer & Trust Company, LLC, as transfer agent for the Company or warrant agent, as applicable, and any successor thereto, shall be entitled to rely conclusively on the terms of this Agreement in connection with taking any such action necessary or advisable in connection with such forfeiture, including by amending and restating the Sponsor Warrant Agreement.

(e) Allocation of Vesting and Forfeiture. Notwithstanding anything in this Section 1.9 to the contrary, in connection with any vesting or forfeiture of any Subject Shares and Subject Warrants pursuant to this Section 1.9, the Sponsor shall be entitled to allocate the amount of any such vesting or forfeiture in any manner among the Sponsor Parties provided that such allocation does not increase or reduce the aggregate amount of such Subject Shares and Subject Warrants subject to vesting or forfeiture.

(f) Voting and Dividends. Each Sponsor Party shall be entitled to vote its unvested Subject Shares and receive dividends and other distributions (whether payable in the form of cash, stock or other assets), and to have all other economic rights (including, without limitation, the right to receive any consideration payable upon conversion or exchange), in each case, with respect to such Subject Shares or Remaining Subject Shares, as applicable, while they remain unvested.

(g) Voting Letter Agreement. With effect at the Closing, the provisions in this Section 1.9 shall supersede the lock-up provisions contained in Section and 7(a) of the Voting Letter Agreement, which provisions in such letter agreement shall be of no further force or effect.

1.10 Waiver of Adjustment Provisions. Notwithstanding anything to the contrary in any other document, agreement or contract to which a Sponsor Party is bound, but subject in all cases to the vesting and forfeiture provisions of Section 1.9, each Sponsor Party (for itself, himself or herself and for its, his or her successors, heirs, assigns and permitted transferees) hereby (but subject to the consummation of the Merger) irrevocably and unconditionally waives and agrees not to exercise or assert, any rights to adjustment or other anti-dilution protections with respect to the rate at which shares of Parent Class B Common Stock convert into shares of Parent Class A Common Stock in connection with the transactions contemplated by the Merger Agreement and, in furtherance of the foregoing, each Sponsor Party hereby agrees and acknowledges that each share of Parent Class B Common Stock shall convert into shares of Parent Class A Common Stock on a one-for-one basis automatically upon the occurrence of the Effective Time, such waiver, agreement and acknowledgement constituting sufficient and necessary waiver under the terms of Parent’s Certificate of Incorporation (the “Parent Charter”) to waive any and all adjustments to the Initial Conversion Ratio (as defined in the Parent Charter) in connection with, and subject to, the consummation of the Merger.

1.11 Permitted Transfers. Notwithstanding the provisions set forth in Sections 1.2 and 1.9, each Sponsor Party may make Transfers of shares of Parent Common Stock, Parent Warrants and shares of Parent Common Stock issued or issuable upon the exercise or conversion of the Parent Warrants (i) to (A) Parent’s or the Sponsor’s officers or directors, or (B) any Affiliate of such Sponsor Party, including any related investment funds or vehicles controlled or managed by the Sponsor Parties or their respective Affiliates (provided, that no Transfer pursuant to this clause (B) shall be permitted to any limited partners in such related investment funds); (ii) in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person or entity; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order, divorce settlement, divorce decree or separation agreement; (v) to a nominee or custodian of a Person to whom a Transfer would be permitted under clauses (i) through (iv) above; (vii) in connection with any bona fide mortgage, encumbrance, pledge or other grant of a security interest to one or more financial or lending institutions as collateral or security for or in connection with any bona fide loans, advances or extensions of credit or debt transaction (or enforcement thereunder) entered into by such

Sponsor Party or any of its Affiliates, or any refinancings thereof, and any Transfers upon foreclosure thereof; or (viii) in connection with any legal, regulatory or other order; provided, however, that in the case of the foregoing clauses (i) through (viii) the transferee must enter into a written agreement with the Company agreeing to be bound by this Agreement as a Sponsor Party prior to the effectiveness of such Transfer. Notwithstanding the foregoing, each Sponsor Party shall hold any Subject Shares that have not become vested pursuant to Section 1.9 of record, in its name on the books and records of the Company’s transfer agent.

1.12 No Challenges. Each Sponsor Party agrees not to commence or join in or knowingly facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, Merger Sub, the Company or any of their respective successors or directors (except in any case arising out of the fraud of willful misconduct of such parties), (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (b) alleging a breach of any fiduciary duty of any Person in connection with the evaluation, negotiation or entry into the Merger Agreement. Notwithstanding the foregoing, nothing herein shall be deemed to prohibit such Sponsor Party from enforcing such Sponsor Party’s rights under this Agreement and the other agreements entered into in by such Sponsor Party in connection herewith.

1.13 Affiliate Agreements. Each Sponsor Party hereby agrees and consents to the termination of the Contracts set forth on Schedule III attached hereto to which such Sponsor Party is party, effective as of the Effective Time without any further liability or obligation to Parent, the Company or their respective Subsidiaries.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.1 Representations and Warranties of the Sponsor Parties. Each Sponsor Party represents and warrants as of the date hereof to Parent and the Company (solely with respect to itself, himself or herself and not with respect to any other Sponsor Party) as follows:

(a) Organization; Due Authorization. If such Sponsor Party is not an individual, it is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Sponsor Agreement and the consummation of the transactions contemplated hereby are within such Sponsor Party’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such Sponsor Party. If such Sponsor Party is an individual, such Sponsor Party has full legal capacity, right and authority to execute and deliver this Sponsor Agreement and to perform his or her obligations hereunder. This Sponsor Agreement has been duly executed and delivered by such Sponsor Party and, assuming due authorization, execution and delivery by the other parties to this Sponsor Agreement, this Sponsor Agreement constitutes a legally valid and binding obligation of such Sponsor Party, enforceable against such Sponsor Party in accordance with the terms hereof, subject to the Enforceability Exceptions. If this Sponsor Agreement is being executed in a representative or fiduciary capacity, the Person signing this Sponsor Agreement has full power and authority to enter into this Sponsor Agreement on behalf of the applicable Sponsor Party.

(b) Ownership. Such Sponsor Party is, as of the date hereof, the record and beneficial owner (as defined in the Securities Act) of, and has good title to, all of such Sponsor Party’s Subject Shares and Subject Warrants, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Parent Common Shares or Parent Warrants (other than transfer restrictions under the Securities Act)) affecting any such Parent Common Shares or Parent Warrants, other than Liens pursuant to (i) this Sponsor Agreement, (ii) the Parent Governing

Documents, (iii) the Merger Agreement, (iv) the Voting Letter Agreement or (v) any applicable securities Laws. Such Sponsor Party’s Subject Shares and Subject Warrants are the only equity securities in Parent owned of record or beneficially by such Sponsor Party on the date of this Sponsor Agreement, and none of such Sponsor Party’s Subject Shares or Subject Warrants are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Shares or Subject Warrants, except as provided hereunder and under the Voting Letter Agreement. Other than the Subject Warrants, such Sponsor Party does not hold or own any rights to acquire (directly or indirectly) any equity securities of Parent or any equity securities convertible into, or which can be exchanged for, equity securities of Parent. As of the date of this Agreement, there have been no adjustments to the Initial Conversion Ratio (as defined in Parent’s Certificate of Incorporation) pursuant to the terms of Parent’s Certificate of Incorporation such that the Parent Class B Common Stock would convert into shares of Parent Class A Common Stock upon the Closing at a ratio that is greater than one-for-one.

(c) No Conflicts. The execution and delivery of this Sponsor Agreement by such Sponsor Party does not, and the performance by such Sponsor Party of his, her or its obligations hereunder will not, (i) if such Sponsor Party is not an individual, conflict with or result in a violation of the organizational documents of such Sponsor Party or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon such Sponsor Party or such Sponsor Party’s Subject Shares or Subject Warrants), in each case of the foregoing clauses (i) or (ii), except as would not prevent, enjoin or materially delay the performance by such Sponsor Party of its, his or her obligations under this Sponsor Agreement.

(d) Litigation. There are no Actions pending against such Sponsor Party, or to the knowledge of such Sponsor Party threatened against such Sponsor Party, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Sponsor Party of its, his or her obligations under this Sponsor Agreement.

(e) Brokerage Fees. Except as described on Section 5.13 of the Parent Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Merger Agreement based upon arrangements made by such Sponsor Party, for which Parent or any of its Affiliates may become liable.

(f) Affiliate Arrangements. Except as set forth on Schedule II attached hereto or the Sponsor Backstop Subscription Agreement, neither such Sponsor Party nor any anyone related by blood, marriage or adoption to such Sponsor Party or, to the knowledge of such Sponsor Party, any Person in which such Sponsor Party has a direct or indirect legal, contractual or beneficial ownership of 5% or greater, or any Affiliate, director, officer or manager (or equivalents), stockholders, member, partner or other equityholder, or other employee, of any Sponsor Party or any of its Affiliates, is party to, or has any rights with respect to or arising from, any Contract with Parent or its Subsidiaries (any Contract required to be set forth on Schedule II, a “Sponsor Contract”).

(g) Acknowledgment. Such Sponsor Party understands and acknowledges that each of Parent and the Company is entering into the Merger Agreement in reliance upon such Sponsor Party’s execution and delivery of this Sponsor Agreement.

(h) No Other Representations or Warranties. Except for the representations and warranties made by each Sponsor Party in this Article II, no Sponsor Party nor any other Person makes any express or implied representation or warranty to Parent or the Company in connection with this Agreement or the transactions contemplated by this Agreement, and each Sponsor Party expressly disclaims any such other representations or warranties.

ARTICLE III

MISCELLANEOUS

3.1 Termination. This Sponsor Agreement and all of its provisions shall terminate and be of no further force or effect upon the earlier of (a) such date and time as the Merger Agreement shall be terminated in accordance with Section 8.1 thereof and (b) the written agreement of the Sponsor Party, Parent, and the Company. Upon such termination of this Agreement, all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto, and no party hereto shall have any claim against any party hereto (and no Person shall have any rights against any party hereto), whether under contract, tort or otherwise, in each case under this Agreement, with respect to the subject matter hereof or in respect of the transactions contemplated hereby (excluding, for the avoidance of doubt any obligation or liability, or any claim or rights, under the Merger Agreement or the other Ancillary Agreements or with respect to the subject matter thereof or in respect of the transaction contemplated thereby); provided, however, that the termination of this Sponsor Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Sponsor Agreement prior to such termination. This ARTICLE III shall survive the termination of this Agreement.

3.2 Governing Law; Jurisdiction. This Sponsor Agreement, and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Sponsor Agreement or the negotiation, execution or performance of this Sponsor Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Sponsor Agreement) shall be governed by and construed in accordance with the law of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, the Delaware Supreme Court or the United States District Court for the District of Delaware), and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Sponsor Agreement or the negotiation, execution or performance of this Sponsor Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Sponsor Agreement), or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding shall be heard and determined in such Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, the Delaware Supreme Court or the United States District Court for the District of Delaware), (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Sponsor Agreement or the negotiation, execution or performance of this Sponsor Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Sponsor Agreement) in the Delaware Court of Chancery or in the Delaware Supreme Court or the United States District Court for the District of Delaware, (c) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed to it at the applicable address set forth in Section 3.8 shall be effective service of process for any suit, action or proceeding brought in any such court.

3.3 Waiver of Jury Trial. THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS SPONSOR AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES IN THE

NEGOTIATION, EXECUTION, PERFORMANCE AND ENFORCEMENT OF THIS SPONSOR AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY ACTION OR PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS SPONSOR AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

3.4 Assignment. This Sponsor Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Sponsor Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of each of the parties hereto.

3.5 Specific Performance. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Sponsor Agreement in accordance with its specified terms or otherwise breach or threaten to breach such provisions. The parties acknowledge and agree that the parties hereto shall be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Sponsor Agreement and to enforce specifically the terms and provisions hereof. Without limiting the foregoing, each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) there is adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an order or injunction to prevent breaches or threatened breaches and to enforce specifically the terms and provisions of this Sponsor Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

3.6 Amendment. This Sponsor Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by Parent, the Company and the Sponsor.

3.7 Severability. If any provision of this Sponsor Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Sponsor Agreement will remain in full force and effect. Any provision of this Sponsor Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

3.8 Notices. All notices and other communications under this Sponsor Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt by other than automatic means, whether electronic or otherwise), (b) when sent by email (with no automated reply, such as an out-of-office notification, no mail undeliverable notification or other rejection notice) or (c) one (1) Business Day following the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case, at the following addresses or e-mail addresses (or to such other address or e-mail address as a party may have specified by notice given to the other party pursuant to this provision):

If to Parent: Nebula Caravel Acquisition Corp. Four Embarcadero Center, Suite 2100 San Francisco, California 94111
Attention:	[ ]
Email:	[ ]

with a copy (which will not constitute actual or constructive notice) to:

Simpson Thacher & Bartlett LLP
2475 Hanover Street
Palo Alto, CA 94304
Attention:	[ ]
[ ]
Email:	[ ]
[ ]

If to the Company:

A Place for Rover, Inc.
711 Capitol Way S., Suite 204,
Olympia, WA 98501
Attention:	[ ]
Email:	[ ]

with a copy (which shall not constitute actual or constructive notice) to:

Wilson Sonsini Goodrich & Rosati
One Market Plaza
Spear Tower, Suite 3300
San Francisco, CA 94105-1126
Attention:	[ ]
Email:	[ ]

and

Wilson Sonsini Goodrich & Rosati
701 Fifth Avenue, Suite 5100
Seattle, WA 98104
Attention:	[ ]
Email:	[ ]

If to a Sponsor Party:

To such Sponsor Party’s address set forth in Schedule I
with a copy (which will not constitute actual or constructive notice) to:

Simpson Thacher & Bartlett LLP
2475 Hanover Street
Palo Alto, CA 94304
Attention:	[ ]
[ ]
Email:	[ ]
[ ]

3.9 Counterparts. This Sponsor Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.

3.10 Entire Agreement. This Sponsor Agreement and the agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto to the extent they relate in any way to the subject matter hereof.

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IN WITNESS WHEREOF, the Sponsor Parties, Parent, and the Company have each caused this Sponsor Support Agreement to be duly executed as of the date first written above.

SPONSOR PARTIES:

NEBULA CARAVEL HOLDINGS, LLC

By:	/s/ Adam H. Clammer
Name: Adam H. Clammer, as managing member of Trus Wind Capital GP II, LLC, teh general partner of True Wind Capital II, L.P. and True Wind Capital II-A, L.P., managing member of Nebula Caravel Holdings, KKC

/s/ Adam H. Clammer
Name:	Adam H. Clammer

/s/ James H. Greene, Jr.
Name:	James H. Greene, Jr.

/s/ Rufina Adams
Name:	Rufina Adams

/s/ David Kerko
Name:	David Kerko

/s/ Scott Wagner
Name:	Scott Wagner

/s/ Darren Thompson
Name:	Darren Thompson

/s/ Alexi A. Wellman
Name:	Alexi A. Wellman

/s/ Brandon Van Buren
Name:	Brandon Van Buren

[Signature Page to Sponsor Support Agreement]

PARENT:

NEBULA CARAVEL ACQUISITION CORP.

By:	/s/ Adam H. Clammer
Name: Adam H. Clammer
Title: Executive Chief Officer

[Signature Page to Sponsor Support Agreement]

COMPANY:

A PLACE FOR ROVER, INC.

By:	/s/ Aaron Easterly
Name: Aaron Easterly
Title: Chief Executive Officer

[Signature Page to Sponsor Support Agreement]

Schedule I

Sponsor Party Parent Common Shares and Parent Warrants

Sponsor Party	Parent Common Shares		Parent Warrants
Nebula Caravel Holdings, LLC c/o Four Embarcadero Center, Suite 2100 San Francisco, California 94111	6,775,000		5,166,667
Adam H. Clammer c/o Four Embarcadero Center, Suite 2100 San Francisco, California 94111	—	(1)	—	(1)
James H. Greene, Jr. c/o Four Embarcadero Center, Suite 2100 San Francisco, California 94111	—	(1)	—	(1)
Rufina Adams c/o Four Embarcadero Center, Suite 2100 San Francisco, California 94111	—		—
David Kerko c/o Four Embarcadero Center, Suite 2100 San Francisco, California 94111	25,000		—
Scott Wagner c/o Four Embarcadero Center, Suite 2100 San Francisco, California 94111	25,000		—
Darren Thompson c/o Four Embarcadero Center, Suite 2100 San Francisco, California 94111	25,000		—
Alexi A. Wellman c/o Four Embarcadero Center, Suite 2100 San Francisco, California 94111	25,000		—
Brandon Van Buren c/o Four Embarcadero Center, Suite 2100 San Francisco, California 94111	—		—

(1)

Nebula Caravel Holdings, LLC is the record holder of the shares reported herein. True Wind Capital II is the managing member of Nebula Caravel Holdings, LLC. Mr. Greene and Mr. Clammer are the managing members of True Wind Capital GP II, LLC, the General Partner of True Wind Capital II. As such, they may be deemed to have or share beneficial ownership of the Class B Common Stock held directly by Nebula Caravel Holdings, LLC. Each such person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly.

[Schedule I to Sponsor Support Agreement]